Exhibit 10.2

GINKGO BIOWORKS HOLDINGS, INC. 2021 INCENTIVE AWARD PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Performance-Based Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Ginkgo Bioworks Holdings, Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Performance-Based Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance-Based Restricted Stock Unit Agreement attached as Exhibit A, the Performance-Based Restricted Stock Unit Vesting Schedule attached as Exhibit B and the Provisions for Participants Based Outside the U.S. attached as Exhibit C (together with Exhibit A, the “Agreement”), all of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of PSUs (at Target)(the “Target Award”):
Vesting Schedule:	As set forth on Exhibit B hereto.

By accepting this Award, the Participant understands and agrees that as a condition of the grant of the PSUs hereunder, the Participant is required to, and hereby affirmatively elects to, (1) sell that number of Shares as may be necessary to satisfy any applicable withholding tax obligations arising in connection with or resulting from the PSUs and Dividend Equivalents, and (2) to allow the broker or its affiliate to remit the cash proceeds of such sale(s) to the Company and/or its Subsidiaries for delivery to the appropriate taxing authorities.
By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

GINKGO BIOWORKS HOLDINGS, INC.	PARTICIPANT
By:

Name:	[Participant Name]
Title:
2
US-DOCS\121751350.5
148978381_3

Exhibit A
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award of PSUs and Dividend Equivalents.
(a)The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the PSUs have vested.
(b)The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement, the Grant Notice, and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement or the Grant Notice, the terms of the Plan will control.
1.3Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Earned PSUs. The PSUs shall become “Earned PSUs” following the end of the Performance Period (as such term is defined in Exhibit B to the Grant Notice) to the extent earned in accordance with Exhibit B, subject to the Compensation Committee of the Board (the “Compensation Committee”) determining, in its sole discretion, the level of achievement of the applicable Performance Criteria.
2.2Vesting; Forfeiture. The Earned PSUs, if any, will vest on the Determination Date (as such term is defined in Exhibit B to the Grant Notice). In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will be earned, vest or be forfeited, as applicable, upon the earning, vesting or forfeiture, as applicable, of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.3Settlement.
(a)PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than one hundred (100) days after the PSU’s vesting date (and in all events during the applicable short-term deferral (within the meaning of Section 409A of the Code) period with respect to such PSU (i.e., by March 15th of the year following the year in which such PSU vests, with the decision on when the PSUs are paid made in the sole discretion of the Company)).
(b)If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.
Article III.
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2Tax Withholding.
(a)The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
Article IV.
OTHER PROVISIONS
4.1Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2Recovery of Compensation. Participant acknowledges that the PSUs and the Dividend Equivalents (including any Shares, proceeds or gains received in connection with the PSUs and the Dividend Equivalents or the sale of Shares delivered pursuant to the PSUs) will be subject to the

Company’s Policy for Recoupment of Incentive Compensation and any other policy or policies of the Company or a Subsidiary that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the Plan.
4.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company.
4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.11Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12Part-Time Status. Except as otherwise set forth in Exhibit B to the Grant Notice, Participant acknowledges and agrees that if Participant changes classification from a full-time employee to a part-time employee or if Participant goes on a leave of absence, the Administrator may, in its sole discretion, reduce, eliminate or extend the vesting of the Participant’s unvested PSUs. Participant’s execution of this Agreement serves as consent to any such change in vesting.
4.13Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
* * * * *

Exhibit B
PERFORMANCE-BASED RESTRICTED SHARE UNIT VESTING SCHEDULE
Capitalized terms not specifically defined in this Exhibit B have the meanings specified in the Grant Notice or Exhibit A thereto or, if not defined in the Grant Notice or Exhibit A, in the Plan.
1.Performance Criteria. 100% of the Target Award will be eligible to be earned based on the performance metrics for the Participant’s applicable BU/Function (the “BU/Function Metric”) and the applicable Floor and Ceiling of such BU/Function Metric as approved by the Compensation Committee on the Grant Date and set forth in the resolutions of the Compensation Committee on such date. Such performance metrics shall be the Performance Criteria for purposes of this Award.

2.Definitions. The terms set forth below, as used in this Exhibit B, shall have the following meanings:

(a)“BU/Function” shall mean the business units or functions designated by the Company.
(b)“BU/Function Metric Achievement” shall mean the achievement as a percentage of the BU/Function Metric.
(c)“Ceiling” shall mean target level performance.
(d)“Determination Date” shall mean the date on which the Compensation Committee determines the number of Earned PSUs.
(e)“Floor” shall mean threshold performance.
(f)“Performance Period” shall mean the period beginning on the Performance Period Start Date and ending on the Performance Period End Date.
(g)“Performance Period End Date” shall mean December 31, 2025.
(h)“Performance Period Start Date” shall mean January 1, 2025.
(i)“PSU Settlement Date” shall mean the date on which the Earned PSUs are settled in a Participant’s Fidelity account, such date to occur following the Determination Date.
3.Earning of PSUs. No portion of the Target Award shall become earned unless the BU/Function Metric Achievement is above Floor. If the BU/Function Metric Achievement is above Floor, the number of PSUs underlying the Target Award that become Earned PSUs shall be equal to the Target Award multiplied by the “Applicable Percentage” set forth in the table below. In the event that BU/Function Metric Achievement falls between two of the percentages listed in the table below, the Applicable Percentage shall be interpolated on a straight-line basis and the percentage of the Target Award earned shall be based on such interpolated percentage. If BU/Function Metric Achievement is at or above one-hundred percent (100%) of Target, the Applicable Percentage shall be one-hundred percent (100%).

BU/Function Metric Achievement	Applicable Percentage
Floor	0%
1%	1%
50%	50%
99%	99%
100% (Ceiling)	100%

4.Determinations by the Compensation Committee. At the end of the Performance Period, the Compensation Committee shall determine the extent to which, if any, the Performance Criteria have been met and the number of PSUs that are earned hereunder. Any PSUs that are earned hereunder are referred to as “Earned PSUs”. No PSUs shall be earned and shall vest until the Compensation Committee determines that the Performance Criteria have been met and determines the extent to which they have so been met. Any Earned PSUs shall be rounded down to the nearest whole number of Shares and any fractional Earned PSUs shall be disregarded. All determinations under this Exhibit B shall be made by the Compensation Committee and will be final and binding on the Participant.

5.Changes in Employment Status.

(a)Unless as otherwise determined by the Compensation Committee, if the Participant changes BU/Function during the Performance Period, the BU/Function Metric Achievement will be based on the BU/Function such Participant was employed in on the last day of the Performance Period.
(b)If the Participant’s position changes within the same BU/Function during the Performance Period, there will be no changes to the Performance Criteria and the PSUs will remain subject to the terms herein.
(c)If the Participant is on an approved leave of absence during the Performance Period, the Administrator shall have discretion to reduce the PSUs awarded to the Participant, unless the Participant is terminated prior to the PSU Settlement Date, in which case all PSUs will be cancelled and forfeited.
(d)If the Participant is on an approved leave of absence following the Performance Period, but prior to the PSU Settlement Date, the PSUs will be earned and distributed at the time the PSUs would have been settled generally, unless the Participant is terminated prior to the PSU Settlement Date, in which case all PSUs will be cancelled and forfeited.
(e)In the event the Participant changes classification from a full-time employee to a part-time employee or from a part-time employee to a full-time employee during the Performance Period, if, on average, the Participant has worked less than thirty (30) hours per week during the Performance Period (excluding if the Participant is on a leave of absence as set forth above), all PSUs will be cancelled and forfeited.
(f)In the event of the Participant’s Termination of Service for any reason (including due to long-term disability or death) prior to the PSU Settlement Date, all PSUs will immediately and automatically be cancelled and forfeited.

EXHIBIT C TO THE PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
PROVISIONS FOR PARTICIPANTS BASED OUTSIDE THE U.S.
The following terms and conditions apply to Participants based outside the U.S. or who are otherwise subject to the laws of a jurisdiction other than the U.S. In general, the terms and conditions in this Exhibit C supplement the provisions of the main body of this Agreement in Exhibit A and Exhibit B, unless otherwise indicated herein.
1. Nature of Grant. By acknowledging and accepting this Agreement, Participant acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) all decisions with respect to future grants of PSUs or other awards, if any, will be at the sole discretion of the Company;
(c) Participant is voluntarily participating in the Plan;
(d) the PSUs, the Dividend Equivalents and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(e) the PSUs, the Dividend Equivalents and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f) unless otherwise agreed with the Company in writing, the PSUs, the Dividend Equivalents and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of any Subsidiary;
(g) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h) no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the PSUs or Dividend Equivalents resulting from Participant ceasing to provide employment or other services to the Company or any Subsidiary (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any) and/or (ii) the forfeiture or cancellation of the PSUs or Dividend Equivalents and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of any recoupment or compensation recovery policy the Company may adopt and/or amend from time to time, or any other policy of the Company or any Subsidiary that provides for forfeiture, disgorgement or clawback with respect to incentive compensation, or as required by applicable laws, rules, regulations or stock exchange listing standards;
(i) in consideration of the grant of the PSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, its Subsidiaries or the Employer, waives Participant’s ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Participant’s employer (the “Employer”) from any such claim; provided, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j) unless otherwise provided in the Plan or by the Company in its discretion, the PSUs, the Dividend Equivalents and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or Dividend Equivalents or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(k) neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the PSUs or Dividend Equivalents or of any amounts due to Participant pursuant to the settlement of the PSUs or Dividend Equivalents or the subsequent sale of any Shares acquired upon settlement.
2. Tax Matters. This Section replaces Section 3.2 of the Agreement:
(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(b) Withholding Generally. In connection with any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to fulfill any and all liability for Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to Tax-Related Items by one or a combination of the following without the need for Participant’s consent: (i)

withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer or any other Subsidiary, (ii) withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (iii) withholding Shares to be issued upon vesting and settlement of the PSUs, (iv) requiring Participant to tender a cash payment to the Company, the Employer or another Subsidiary, and/or (v) any other method of withholding determined by the Company to be permitted under the Plan and applicable law and, to the extent required by the Plan or applicable law, approved by the Committee.
(c) Withholding Rates. The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including up to the maximum applicable rates in Participant’s jurisdiction(s). In the event the application of such withholding rate leads to over-withholding, Participant may receive a refund of any over-withheld amount in cash from the Company or the Employer (and, in no event, will Participant have any entitlement to the equivalent amount in Shares); alternatively, if not refunded by the Company or the Employer, Participant may be able to seek a refund from the local tax authorities. In the event the application of such withholding rate leads to under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authorities.
3. Data Privacy. If Participant would like to participate in the Plan, Participant will need to review the information provided in this Section 3 of Appendix A and, where applicable, declare Participant’s consent to the processing and/or transfer of personal data as described below.
(a) EEA+ Controller. If Participant is based in the European Union (“EU”), the European Economic Area, Switzerland or the United Kingdom (collectively, “EEA+”), Participant should note that the Company, with its registered address at 27 Drydock Avenue, 8th Floor, Boston, MA 02210, USA, is the controller responsible for the processing of Participant’s personal data in connection with this Agreement and the Plan.
(b) Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant, the Employer or otherwise in connection with this Agreement or the Plan (“Personal Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.
If Participant is based in the EEA+, the legal basis for the processing of Personal Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.
If Participant is based outside of the EEA+, the legal basis, where required, for the processing of Personal Data by the Company is Participant’s consent, as further described below.

(c) Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity (“Broker”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with such other provider serving in a similar manner. Broker will open an account for Participant to receive and trade Shares acquired under the Plan. Participant may be asked to agree on separate terms and data processing practices with Broker, with such agreement being a condition to the ability to participate in the Plan.
(d) International Data Transfers. The Company and its service providers, including without limitation, Fidelity, operate (with respect to the Company) in the United States. Participant's country or jurisdiction may have different data privacy laws and protections than the United States. By participating in the Plan, Participant acknowledges and accepts that the transfer of Data outside Participant's country or jurisdiction is necessary for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee participation. To the extent required by applicable law, the Company shall implement appropriate safeguards for international transfers of Data, including, for example, by executing standard contractual clauses approved for such use by the European Commission.
(e) Data Retention. The Company will hold and use the Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f) Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Personal Data, (iii) the deletion of Personal Data, (iv) request restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) the portability of Personal Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive additional information regarding these rights or to exercise these rights, Participant can contact privacy@ginkgobioworks.com.
(g) Necessary Disclosure of Personal Data. Participant understands that providing the Company with Personal Data is necessary for the performance of this Agreement and that Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.
(h) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing any consents referred to herein on a purely voluntary basis. Participant understands that Participant may withdraw any such consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seeks to withdraw Participant’s consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant the PSUs or other awards to Participant or administer or maintain the PSUs. For more information on the consequences of refusal to consent or withdrawal of consent, Participant should contact equity@ginkgobioworks.com.

(i) Declaration of Consent.
If Participant is based in the EEA+, by acknowledging and accepting this Agreement and indicating consent via the Company’s online acceptance procedure, Participant explicitly declares consent to the onward transfer of Personal Data by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S. as described in Section 3(d) above.
If Participant is based outside of the EEA+, by acknowledging and accepting this Agreement and indicating consent via the Company’s online acceptance procedure, Participant explicitly declares consent to the entirety of the Personal Data processing operations described in this Section 3 including, without limitation, the onward transfer of Personal Data by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S.
4. Language. Participant acknowledges and represents that Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms of this Agreement, including this AppendixA and any other appendices thereto, and any other documents related to the Plan or this Agreement. If Participant has received this Agreement, including the appendices or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
5. Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any of the Shares that are otherwise issuable upon settlement of the PSUs prior to the completion or approval of any registration or qualification of the Shares under any applicable law or under any rulings or regulations of any governmental regulatory body, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities, exchange control or other laws applicable to the issuance of Shares.
6. Choice of Venue. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the PSUs or this Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of Massachusetts. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
7. Imposition of Other Requirements.      The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the PSUs, the Dividend Equivalents and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
9. Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including (but not limited to) the U.S. and Participant's jurisdiction, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., PSUs) or rights linked to the value of shares during such times Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for complying with any such restrictions and should speak to Participant’s personal legal advisor on this matter.
10. Foreign Asset/Account Reporting and Exchange Control Requirements. Participant acknowledges that there may be foreign asset and/or account reporting and/or exchange control requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, balances, assets and/or the related transactions to the tax, exchange control or other authorities in Participant's jurisdiction. Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Participant’s jurisdiction through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for complying with such regulations and should speak to Participant’s personal legal advisor on this matter.
11. Additional Country-Specific Provisions. Participant shall also be subject to any terms and conditions set forth in Appendix A to this Agreement for Participant’s jurisdiction. Moreover, if Participant relocates to another jurisdiction while the PSUs are outstanding or while holding any Shares acquired upon vesting and settlement of the PSUs, the terms and conditions set forth in Exhibits A and B will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

Appendix A
TO THE PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
JURISDICTION-SPECIFIC PROVISIONS FOR PARTICIPANTS BASED OUTSIDE THE U.S.
Terms and Conditions
This Appendix A includes terms and conditions that govern the Award and/or the Shares underlying the Award if Participant is a citizen or resident of and/or works in one of the jurisdictions listed below. These terms and conditions are in addition to, or, if so indicated, in place of, the other terms and conditions set forth in this Agreement, including Exhibit C.
If Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant transfers employment or residency to a different jurisdiction after the grant date, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Notifications
This Appendix A also includes notifications relating to exchange control, securities laws and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of March 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Award vests and is settled or Shares acquired under the Plan are sold.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
If Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant transfers employment or residency to a different jurisdiction after the grant date, the information contained herein may not apply to Participant in the same manner.

UNITED KINGDOM
Tax Matters. The following provision supplements Section 2 of Exhibit C:
Without limitation to Section 2 of Exhibit C, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company and/or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and/or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.